Exhibit 21.1

Subsidiaries

Subsidiary	Jurisdiction
AHMC Holding 1 LLC	Delaware
AmeriHome GMSR Issuer Trust	Delaware
AmeriHome Mortgage Company, LLC	Delaware
Aris Mortgage Company, LLC	Delaware
Aris Mortgage Intermediate Holding Company, LLC	Delaware